UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Datastream Systems, Inc.

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In connection with the proposed transaction, Datastream plans to file with the Securities and Exchange Commission and mail to its stockholders a proxy statement that will contain important information about Datastream, Infor and its subsidiary acquiring Datastream, the proposed acquisition and related matters. When it becomes available, stockholders are urged to carefully read the proxy statement, including amendments and supplements thereto, as it will contain important information that stockholders should consider before making a decision about the merger. The proxy statement and other documents that will be filed by Datastream with the SEC will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, Attention: Investor Relations.

Datastream and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed acquisition. Information about the directors and executive officers of Datastream and their ownership of Datastream stock is set forth in Datastream’s annual report on Form 10-K for the year ended December 31, 2004. Investors may obtain additional information regarding the interests of such participants in the acquisition by reading the proxy statement when it becomes available.

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On January 18, 2006, the following questions and answers were posted on Datastream’s intranet for review by its employees.

Ask Infor, January 18, 2006

Category	Verbatim question	Answer
Benefits—401(k)	If I have a 401(k) loan now, how will this be handled after the acquisition? Will Infor take this over?	Datastream will be communicating details on this later as a transition issue. You can expect that Datastream’s 401(k) Plan will be discontinued and be superseded by the Infor plan. Details on the Infor plan will be communicated later.

Benefits—401(k)	I will be fully vested in the 401(k) in June. Will that be the case after the Infor acquisition takes place?	You are always 100% vested in your own contributions to your 401K. Datastream matching contributions that have been vested at the time of transaction close will also belong to you. For that portion of unvested matching funds, we are exploring different options and will determine the outcome prior to transaction close.

Benefits—401(k)	I understand that Datastream's 401(k) plan will be eliminated and that there is no match in Infor's plan. Is this true? What alternatives do I have with respect to my vested account balance?	There is no matching component for the Infor 401(k) plan. There is a discretionary match based on company results that Infor offers periodically, not a regular match. This difference in plan design notwithstanding, 401(k) plans are still a fine way to save for retirement. Full details will be provided during an open enrollment.

Benefits—401(k)	What types of funds/matching does Infor offer in their 401(k)?	Infor offers an array of investment options, and details will be provided during open enrollment. Periodic discretionary matches are offered by Infor based on the financial performance of the Company.

Benefits—401(k)	Since 401(k) is going away, do we qualify for a rollover to an external IRA plan with our current balance?	Rollover into an IRA is an option, but we suggest that you wait to see the Infor 401(k) plan so you can make the best choice.

Benefits—401(k)	What happens if you have a loan on your 401(k)? Will your payment continue to be deducted each month from your pay check?	Datastream will be communicating details on this later as a transition issue.

Benefits—General	Will Infor still have the benefit of parenting time (80 hours) for new mothers and fathers?	Details on this specific component of employee benefits are still being worked out. More information will be provided during the transition.

Benefits—General	Will Infor honor reimbursement of costs for obtaining a Green Card after the individual has been here for two years like Datastream does?	Infor has an immigration expense reimbursement policy and has every intention of reasonably reimbursing you for your immigration expenses. Infor will be communicating details on this later as a transition issue.

Benefits—General	What is the policy for part time work/flex hours/work from home?	Infor allows part time work based on the requirements of the business, just like Datastream. Infor also utilizes flexible hours on a case by case basis, based on the needs of the business. Home offices are also utilized by Infor, based on the specific jobs and needs of the business, as they are at Datastream.

Benefits—General	Will contractors keep their jobs?	Infor also uses contractors in the total work force. Infor will be assessing total contractor manpower requirements as a transition issue.

Benefits—Health, Life, Disability	Does Infor offer short term/long term disability? I have this now with Datastream and short term coverage is particularly important to me.	Infor offers short and long term disability insurance. If you have short term/long term disability insurance with Datastream, it will continue in full force and effect until further notice. There is an underlying statutory basis for job-protected, unpaid leave under the Family Medical and Leave Act (FMLA) for serious medical conditions that the employee has, or that are experienced in a family. FMLA also covers birth or adoption of a child. For details on the FMLA, see HR or refer to the Employee Handbook.

Benefits—Health, Life, Disability	I am pregnant and I am concerned about insurance, short term disability, and maternity leave. Can we get information on this?	Maternity leave is job protected leave under the FMLA. If you have short term disability coverage now with Datastream through The Hartford, that will continue until further notice.

Benefits—Health, Life, Disability	I am enrolled in the cafeteria plan where I am setting aside money pre-tax for child care costs. What happens to my account balances after Infor takes over? Will Infor offer such a plan too?	Infor has a similar cafeteria plan. We are examining the issues of balances to ensure that no one loses any money.

Benefits—Health, Life, Disability	What is going to happen to the money left over in the new (HRA) healthcare plan started last year?	Datastream employees continue in Datastream benefits, including the consumer driven health care plan with HRA, until further notice. As consumer driven health care plans are relatively new, Infor will be evaluating the plan and Datastream’s experience with it, including employee satisfaction, as a transition issue.

Benefits—Health, Life, Disability	Datastream offers employer paid life insurance. Does Infor have a similar benefit? In what amount?	Your Datastream provided life insurance will continue in full force and effect until further notice. Infor also provides company paid life insurance; details will be provided at a later date.

Benefits—Health, Life, Disability	Who is your health insurance carrier?	Cigna is the provider for both Datastream and Infor.

Benefits—Health, Life, Disability	What happens to my health insurance?	Your Datastream coverage will continue in full force and effect until further notice. You can expect communication on open enrollment in Infor’s plan later. We do know that it is a Cigna plan, and details on plan design, costs and benefit levels are a transition issue.

Benefits—Health, Life, Disability	Will insurance be changing? If so, will it change as of the official purchase of Datastream or will it change on July 1st?	Yes, insurance will be changing. Opportunities will be provided to fully inform you of benefit levels, plan design features, and costs during open enrollment. Dates for termination of Datastream insurance plans and open enrollment in Infor insurance plans is a transition issue that is being finalized. When Datastream's health coverage is terminated, claims in the pipeline for costs incurred prior to the changeover date will continue to be paid.

Benefits—Health, Life, Disability	How will pre-existing conditions be handled in the change of insurance, e.g, pregnancy? Treatment begun prior to changes in insurance, etc.? Will employees be expected to change doctors mid-year?	Infor’s insurance provider is Cigna, just like Datastream. There will be no pre-existing exclusion for pregnancy.

Benefits—Stock and Stock Options	How will Datastream stock held in the stock plan account with Smith Barney (the Employee Stock Purchase Plan, otherwise known as the ESPP) be disposed of and the proceeds distributed to the owner?	Deductions made in 2005 to purchase shares will be used to purchase shares of Datastream common stock. That action is in progress. ESPP for 2006 has been discontinued. There will be no ESPP deductions in January 2006 payroll and Datastream payrolls going forward. You will receive $10.26 for each Datastream share you hold in the account after the acquisition closes.

Benefits—Stock and Stock Options	I saw an announcement that all outstanding unvested stock options were fully vested on December 30th. It also mentions that there are restrictions on the sale or transfer of shares obtained upon exercise until the original vesting date. Will this still be in effect at the time the transaction closes or can (or must) these options be exercised at that time?	The Compensation Committee of our Board of Directors approved the full vesting of all outstanding employee stock options as of December 30, 2005. This action is subject to restrictions on the sale (or other transfer) of shares obtained upon the exercise of stock options whose exercise date was accelerated. Also, under the agreement with Infor, at the effective time of the merger, each outstanding stock option will be converted into the right to receive the cash value of the difference between $10.26 and the exercise price of any stock option set lower than $10.26. This payment will be made without the requirement that the employee exercise the options. All Datastream stock options and stock option plans will be canceled immediately prior to the effective time of the merger.

Benefits—Stock and Stock Options	Will money received in connection with the cancellation of stock options at the time of the merger be taxed as capital gains or income?	Taxes will be withheld by Datastream payroll at the prescribed IRS rates. You should consult a tax professional for an understanding of your individual tax liabilities.

Benefits—Stock and Stock Options	I have a lot of stock options. What happens to my stock options when Infor takes over? How do I exercise them?	Under the agreement with Infor, at the effective time of the merger, each outstanding stock option will be converted into the right to receive the cash value of the difference between $10.26 and the exercise price of any stock option set lower than $10.26. This payment will be made without the requirement that the employee exercise the options. All Datastream stock options and stock option plans will be canceled as a result of the merger.

Benefits—Stock and Stock Options	My question (or suggestion) is that I’d like to be able to convert my DSTM stock options to some similar type Infor option instead of exercising them. I think the sense of “ownership” this creates is invaluable to both the employees and the company.	Since Infor is private and all shares are held by a private investor, purchase of Infor equity by employees or the general public is not possible at this time. Plans for additional distribution of Infor stock options, if any, are still being determined.

Benefits—Vacation & Personal time	How will vacation and personal time be affected? What will the vacation schedule be (5 years = 3 weeks etc.) after the deal closes?	Infor’s policy on vacation and personal time will be different than Datastream’s and you can expect a communication about Infor’s policy at a later date. However, Infor will honor Datastream’s vacation and personal day balances through December 31, 2006. Infor will also maintain your Datastream tenure with respect to determining your vacation eligibility under the Infor plan. You should continue with your vacation planning and personal day usage as you normally would. Datastream’s “use it or lose it” policy on vacation and personal days remains in effect.

Benefits—Vacation & Personal time	Will our vacation and personal time “reset” after the deal closes?	No. Infor’s fiscal year and vacation/personal day clock begins on June 1. Vacation and personal time will not reset on Jan 1 2007. Infor's policy will be communicated at a later date.

Benefits—Vacation & Personal time	Are we going to be paid for unused vacation after the deal closes?	No. Infor will honor Datastream vacation and personal time commitments through December 31, 2006.

Benefits—Vacation & Personal time	Datastream does not have vacation rollover. Does Infor offer that?	Like Datastream, Infor has a “use it or lose it” vacation time policy.

Benefits—Vacation & Personal time	What is the vacation accrual at Infor? What is the personal time off at Infor?	Like Datastream, vacation time is indexed to tenure, but unlike Datastream, Infor has a combined paid time off bank. Details will be announced closer to the transition date.

Employee Development	How can I advance my career at Infor?	Infor is a large company with many opportunities for advancement upward and laterally. Infor also has a very aggressive internal job posting program and a “promote from within” where possible philosophy.

Employee Development	I’m receiving tuition assistance from Datastream to complete a degree. Will this be continued under Infor?	Infor also has a tuition reimbursement plan; details will be communicated at a later date.

Employee Development	Several of us have been approved for tuition reimbursement for the current semester (January-May). How will this be affected?	All current tuition reimbursements that have been approved by Datastream will be paid. Future plans for this program are under discussion.

General	It is true that “back office” jobs done by Datastream employees are being eliminated? Will Infor personnel be supporting our department during the transition? How should we continue to do our jobs?	No, this is not true, but as with any acquisition, there will be some redundancies in the combined organization. Everyone will need to remain flexible and focused on the business at hand. The management teams of Infor and Datastream will be working through integration and transition plans over the next few months. These plans will be communicated as quickly as possible after the acquisition closes.

General	Is the probability high or low that some Datastream staff reductions will occur this year due to duplicated roles?	Staffing will be appropriately evaluated. It is also fair to say that since Infor is a large company, opportunities may well exist elsewhere in the Infor family for individuals who are now Datastream employees.

General	Where will I be able to access the questions and answers? On line I hope since I travel all the time.	They will be posted on the Datastream Intranet.

General	Las Vegas! Yes! Can I go? Seriously, what departments attend the User’s Conference?	Great enthusiasm! This is something we’re working on now, and we anticipate that few employees will attend Inforum. However, due to cost considerations, it will be a limited number. We would also anticipate some Infor employees will attend this year’s Datastream User Conference.

General	It would be comforting to talk with employees at other Infor companies that have been through the similar experience. It is fair to ask for a list of people we could call?	Due to SEC and anti-trust restrictions contact between the two companies must be limited. However, there will many Infor visitors to the Datastream offices in the next few weeks, and you will have opportunities to communicate with them. The primary forum for questions to Infor will be the Intranet and “Ask Infor” mailboxes. We understand the uncertainty brought about by change and we will endeavor to maintain regular communications with all employees about the transaction as it progresses.

General	Will new managers be coming around to meet us individually?	Yes. Prior to close, there will be a Transition Team comprised of management from both companies that will meet regularly while the transaction is being finalized. Additionally, individuals from both companies may be brought in to support the Transition Team from time to time on a project basis. After close, you will immediately meet any new management that may be in place.

General	When will the mail be sent with answers to our questions?	Responses are posted on the Datastream Intranet

General	What is your position on the outsourcing of work? Do you anticipate any changes? Will I have a job in 6 months?	Similar to Datastream, Infor uses a mix of full-time and contract labor from around the world to operate its business. As in any acquisition, reorganization and consolidation are likely, but it is Infor’s intent to grow the business and a high quality workforce is central to that mission.

General	Will seniority be maintained? After Datastream employees become Infor employees, would the years of work for Datastream still be counted as base for benefits like vacation, 401(k) etc.?	For vacation and personal day benefits, Infor will honor service dates. For 401(k), due to differences in plan design, service dates are not a factor.

General	What is the hiring policy of Infor regarding developers? Do you hire people if they have an MS in computer (science) or have some specific certifications? Are there any exceptions?	Infor, like Datastream strives to hire the best employees we can and is an equal opportunity employer. Education and experience requirements will vary by position. Both Datastream and Infor hire employees with a wide variety of educational backgrounds, including those with and without graduate degrees.

General	It is Datastream policy that salaries are reviewed annually and that raises go into effect on April 1st. Will Infor honor this? Do you give yearly cost-of living increases? Are raises merit-based?	Datastream will be reviewing salaries as part of the Datastream Performance Appraisal for 2005 and intends to provide traditional pay increases effective April 1st resulting from that process.

General	How frequently do you pay your employees?	Infor pays its employees twice a month.

General	I’ll be getting a Datastream performance appraisal for 2005. Will Infor see it?	You will be receiving a performance appraisal for 2005 from your current manager. You can expect that Infor will be reviewing all personnel records upon a change of control.

General	Are there any plans to relocate Datastream employees? Will Infor employees be moving to Greenville?	There are no general plans to relocate Datastream employees to the Atlanta area or Infor employees to the Greenville area. Infor will maintain Datastream’s headquarters in Greenville, South Carolina and all offices will remain open for the foreseeable future.

General	Is the probability high or low that Infor will continue to operate from the current Greenville SC building for at least the next 2 years?	Infor will maintain Datastream’s headquarters in Greenville, South Carolina and all offices will remain open for the foreseeable future.

General	Is the probability high or low that (a) Datastream’s financial systems will be converted to Infor’s financial systems this year? (b) Datastream’s CRM data (Onyx) will be converted to Infor’s CRM this year? (c) Datastream’s exchange database will move into Infor’s exchange DB this year? (d) Datastream’s HR and payroll system will be converted to Infor’s HR(IS) this year?	Infor plans to undertake an assessment of these issues to ensure the integrity of all business support systems and data. Because of the many complexities involved, it is premature to state which, if any, Datastream systems will be affected and when.

HR services	What will happen to Datastream employees currently on the H1B visa and if their labor certification is in progress but not approved? Are they going to need to re-file H1B with Infor?	Work visa programs will be continued. Infor values the contributions of our foreign-born employees as does Datastream and will continue support of this program. Both Infor and Datastream will work with you to minimize disruption in the immigration and work visa processes.

HR Services	Development has many foreign employees. HR has an employee dedicated to immigration issues, like visa and green cards. Does Infor have such a service, and will this HR service of Datastream be kept?	Infor will continue to provide a service similar to Datastream’s.

Product	We've seen Infor from a strategic point of view (purchasing companies that complement each other etc.). But what is Infor’s road map for the future with regard to aligning these business units to a common vision, platform etc?	Infor’s stated strategy is to “Assemble” (vs. consolidate) our acquisitions and is currently organized around 3 business units—manufacturing, distribution and cross-industry. While our development strategy will adjust with customer demands, Infor plans on sharing and integrating certain features from our best of breed offerings, although is our intention to continue Datastream 7i and MP2 as stand-alone products. There is no current plan to integrate all offerings, but a Service Oriented Architecture (SOA) is the technological underpinning for Datastream 7i and is the stated technology direction for Infor moving ahead.

Product	When will the future product road maps be available to employees?	Datastream’s current technology roadmap will be continued. We will work together during the integration process to jointly develop our technology plans.

Product	You indicated that MP2 was a priority. Since the product was written in Delphi, are you considering a re-write as was done with the Analytics product? Are you considering a similar analytics model in a .NET framework?	Infor intends to continue support all Datastream products for the forseeable future. While it is too early to comment on specific development plans, Datastream 7i, Datastream 7i Analytics and MP2 are all very important products to Datastream customers and we anticipate continued development on all these product lines.

Product	Currently the 7i extended product is targeted at Internet Explorer and J2EE. Are you considering making this product into a cross browser compatible product that will support technologies like AJAX and WSE? Will you consider a .NET framework to do this?	Infor has J2EE and .NET products. We are looking to have cross browser solutions, but do not have a solution at this time.

Product	You said that your software standard group has “frameworks” such as portals that will need to be implemented in our base products. What technologies are used to implement these frameworks and how much rework can we expect?	It is too early to comment on specific development plans, but these are types of discussions we look forward to generating after the transaction closes.

Product	What will be the strategy regarding Datastream 7i? Will Infor continue to develop it or eventually integrate it into existing Infor solutions?	Infor will continue to provide Datastream’s Asset Performance Management solutions to customers as standalone products and is committed to the current product development roadmaps. Infor also plans to continue support for Datastream’s ASP model. In addition to offering Datastream products as standalone solutions, Infor's intention will be to integrate Datastream’s products into our SOA platform and offer the solution to Infor ERP customers.

Product	Datastream currently uses Crystal (an older version by BO and Cognos. Since it would make sense for reporting to be updated in the near future to a tool that is supported, will the time we invest in Crystal be overshadowed by a change of technology? I see that Infor uses Hummingbird BI as their reporting tool. Will future releases of Datastream 7i be consistent with the current technologies being used? Or will they migrate into technologies that Infor is using, creating an overhaul of systems that integrates with Datastream 7i? Will patches continue to be released on a monthly basis?	Good question, but we do not yet have a specific plan. Infor has solutions that use Crystal and Cognos as well as other BI tools. More to come!

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In connection with the proposed transaction, Datastream plans to file with the Securities and Exchange Commission and mail to its stockholders a proxy statement that will contain important information about Datastream, Infor and its subsidiary acquiring Datastream, the proposed acquisition and related matters. When it becomes available, stockholders are urged to carefully read the proxy statement, including amendments and supplements thereto, as it will contain important information that stockholders should consider before making a decision about the merger. The proxy statement and other documents that will be filed by Datastream with the SEC will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, Attention: Investor Relations.

Datastream and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed acquisition. Information about the directors and executive officers of Datastream and their ownership of Datastream stock is set forth in Datastream’s annual report on Form 10-K for the year ended December 31, 2004. Investors may obtain additional information regarding the interests of such participants in the acquisition by reading the proxy statement when it becomes available.